Exhibit 10.38

RESTRICTED SHARE UNIT PLAN FOR DIRECTORS

OF ENCANA CORPORATION

Effective February 14, 2018.

RESTRICTED SHARE UNIT PLAN FOR DIRECTORS

OF ENCANA CORPORATION

(Effective February 14, 2018)

1.	PREAMBLE AND DEFINITIONS

1.1	Title.

The Plan described in this document shall be called the “Restricted Share Unit Plan for Directors of Encana Corporation”.

1.2	Purposes of the Plan.

The purposes of the Plan are:

(a)	to promote a greater alignment of interests between non-employee directors and the shareholders of the Corporation with a view to enhancing long-term shareholder value;

(b)	to assist non-employee directors of the Corporation to meet share ownership requirements; and

(c)	to attract and retain qualified individuals to act as non-employee directors of the Corporation.

1.3	Definitions.

1.3.1	“Affiliate” means any corporation, partnership or other entity in which the Corporation, directly or indirectly, has a majority ownership interest.

1.3.2

“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder, and Stock Exchange Rules.

1.3.3

“Blackout Period” means a trading blackout period imposed by the Corporation under the Corporation’s Securities Trading and Insider Reporting Policy (as amended, supplemented or replaced from time to time).

1.3.4	“Board” means the Board of Directors of the Corporation.

1.3.5

“Business Day” means any day other than a Saturday or a Sunday, a statutory holiday in Alberta or any day on which the principal chartered banks located in Calgary are not open for business during normal banking hours.

1.3.6	“Change in Control” shall be deemed to have occurred for purposes of this Plan if:

(a)	any individual, partnership, firm, corporation, association, trust,

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unincorporated organization or other entity, or any persons acting jointly or in concert with the foregoing (each, a “Person”), is or becomes the beneficial owner directly or indirectly of 30% or more of either (A) the then-outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that, for purposes of this Section 1.3.6(a), the following acquisitions of shares or other voting securities of the Corporation shall not constitute a Change in Control: (i) any acquisition directly from the Corporation, (ii) any acquisition made by the Corporation, (iii) any acquisition by any employee plan (or related trust) sponsored or maintained by the Corporation or any of its subsidiaries, or (iv) any acquisition pursuant to a transaction that complies with Sections 1.3.6(b)(1), 1.3.6(b)(2) and 1.3.6(b)(3);

(b)

consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Corporation or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or securities of another entity by the Corporation or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee plan (or related trust) of the Corporation or of such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board (as defined below) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

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(c)

individuals who, as of Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to Effective Date whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board; or

(d)	approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

For the purposes of this Section 1.3.6:

(a)	the term “acting jointly or in concert” shall be interpreted in accordance with Section 159 of the Securities Act (Alberta), as amended; and

(b)

the term “beneficial ownership” shall be interpreted in accordance with Sections 5 and 6 of the Securities Act (Alberta) and “beneficial owner” shall have a corresponding meaning, except that for purposes of this Plan, options and convertible securities granted by the Corporation to employees, officers or directors shall not be included in determining the percentage of beneficial ownership of any Person.

1.3.7	“Code” means the United States Internal Revenue Code, as amended from time to time.

1.3.8

“Committee” means a committee of the Board, as constituted from time to time, which may be appointed by the Board to, among other things, interpret, administer and implement the Plan, including any corresponding Grant Agreement. Any reference in this Plan or corresponding Grant Agreement to action by the Committee means action by or under the authority of: (i) the Committee or; (ii) if no such Committee has been designated, or such authority has not been delegated by the Board, the Board.

1.3.9	“Corporation” means Encana Corporation and any successor corporation whether by amalgamation, merger or otherwise.

1.3.10	“Date of Termination” means the date of the Participant’s Termination of Service.

1.3.11	“Dividend Equivalent RSU” has the meaning set out in Section 5.2.

1.3.12	“Effective Date” has the meaning set out in Section 3.1.

1.3.13	“Grant Agreement” means an agreement between the Corporation and the Participant under which a RSU is granted, as contemplated by

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Section 4.1, together with such schedules, amendments, deletions or changes thereto as are permitted under the Plan, subject to the terms and conditions of such Grant Agreement and the Plan.

1.3.14

“Grant Date” means the effective date of a grant of RSUs to a Participant by the Corporation as stated in the Participant’s applicable Grant Agreement. Where the Corporation determines to grant any RSUs on a date which is within a Blackout Period or where, for any reason: (i) the grant of RSUs falls on a day that is within a Blackout Period; or (ii) the Market Value of the grant of RSUs would be calculated using a Trading Day that is within a Blackout Period, then the Grant Date of any such RSUs shall automatically occur and be effective on the sixth Trading Day immediately following the end of such Blackout Period to permit the Market Value of such RSUs to be determined based on Trading Days which occur immediately following the end of any such Blackout Period.

1.3.15

“Market Value” means, with respect to any particular date, the volume-weighted average (rounded to two decimal places) of the trading price per Share on the applicable Stock Exchange during the immediately preceding five (5) Trading Day period prior to that particular date.

1.3.16	“Participant” means such non-employee director of the Corporation as the Committee may designate from time to time as eligible to participate in the Plan.

1.3.17	“Plan” means this Restricted Share Unit Plan for Directors of Encana Corporation, including any schedules or appendices hereto, as amended from time to time.

1.3.18	“RSU” means a restricted share unit granted to a Participant under the Plan that is represented by a bookkeeping entry on the books of the Corporation.

1.3.19	“RSU Account” has the meaning set out in Section 5.1.

1.3.20

“Section 409A Amount” means any cash provided or to be provided pursuant to the Plan or a Grant Agreement that: (a) is provided or are to be provided to a U.S. Participant; and (b) constitutes a deferral of compensation subject to section 409A of the Code.

1.3.21

“Settlement Date” means, in respect of a grant of RSUs, the date or dates specified in the Participant’s applicable Grant Agreement upon which the Participant’s RSUs shall become payable in accordance with Section 7, subject to the terms and conditions of the Plan and the applicable Grant Agreement.

1.3.22

“Settlement Date RSU Value” means with respect to each RSU, except as otherwise provided in the applicable Grant Agreement, the Market Value of the applicable RSU on the Settlement Date; provided that where, for any reason, the Market Value of the applicable RSU on the Settlement Date would be calculated using a Trading Day that is within a Blackout Period, then the deemed Settlement Date solely for purposes of

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calculating the Settlement Date RSU Value shall be the sixth Trading Day immediately following the end of such Blackout Period to permit the Settlement Date RSU Value to be determined based on Trading Days which occur immediately following the end of any such Blackout Period.

1.3.23

“Share” means a common share in the capital of the Corporation and such other share as may be substituted for it as a result of amendments to the articles of the Corporation, arrangement, re-organization or otherwise, including any rights that form a part of the common share or substituted share.

1.3.24

“Stock Exchange” means, in respect of a RSU, the Toronto Stock Exchange or the New York Stock Exchange as specified in the Participant’s respective Grant Agreement relating to such RSU or, if the Shares are not listed on the Toronto Stock Exchange or the New York Stock Exchange, as applicable, such other stock exchange on which the Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market.

1.3.25

“Stock Exchange Rules” means, in respect of a RSU, the applicable rules of the particular Stock Exchange pertaining to such RSU, as specified in the Participant’s Grant Agreement, upon which the Shares are listed.

1.3.26

“Termination of Service” means an event by which the Participant ceases to be a director of the Corporation, and, for greater certainty, shall include an event whereby the Participant ceases to be a director of the Corporation upon the Participant’s death.

1.3.27	“Trading Day” means any date on which the applicable Stock Exchange is open for the trading of Shares and on which Shares are actually traded.

1.3.28

“U.S. Participant” means a Participant who is a citizen or permanent resident of the United States for purposes of the Code or a Participant for whom compensation subject to deferral under this Plan would otherwise be subject to United States federal income taxation under the Code.

2.	CONSTRUCTION AND INTERPRETATION

2.1	Gender, Singular, Plural. In the Plan, references to the masculine include the feminine; and references to the singular shall include the plural and vice versa, as the context shall require.

2.2

Governing Law. The Plan shall be governed and interpreted in accordance with the laws of the Province of Alberta and any actions, proceedings or claims pertaining in any manner or respect to the Plan, including without limitation, an applicable Grant Agreement or a RSU grant in respect thereof, shall be commenced in the courts of the Province of Alberta.

2.3	Severability. If any provision or part of the Plan is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity

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or enforcement of any other provision or part thereof.

2.4

Headings, Sections. Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained. A reference to a section or schedule shall, except where expressly stated otherwise, mean a section or schedule of the Plan, as applicable.

3.	EFFECTIVE DATE AND RIGHTS FOR CONTINUED SERVICE

3.1	Effective Date. The Corporation is establishing the Plan effective February 14, 2018 (the “Effective Date”).

3.2	No Rights for Continued Service. Nothing herein contained shall be deemed to give any person the right to continue service as a director of the Corporation.

4.	RSU GRANTS

4.1

Annual Grant of RSUs. Each Participant may receive in respect of any calendar year, a grant of RSUs in such number and subject to such terms and conditions as the Committee may determine is appropriate having regard to the purposes of the Plan. Each RSU grant to a Participant shall be governed by and subject to the terms and conditions of this Plan and the applicable Grant Agreement.

4.2

Grant Price. The applicable grant price for each RSU granted to a Participant hereunder shall be fixed by the Committee effective as of the Grant Date, but shall not be less than the Market Value on the applicable Stock Exchange.

4.3

Grant Agreement. Each RSU grant and each Participant’s participation in the Plan shall be evidenced by a Grant Agreement between the Corporation and the Participant in the form approved by the Committee. The Grant Agreement shall specify, at the time RSUs are granted to the Participant, the basis upon which such RSUs will be valued, whether such RSUs (and Dividend Equivalent RSUs relating thereto) are payable to the Participant in Canadian currency or United States currency, and the applicable Stock Exchange to be used to determine the Market Value of such RSUs, any other Share price used to determine the value of such RSUs, and the applicable Settlement Date.

4.4

RSUs. Subject to the terms and conditions of the Plan and the applicable Grant Agreement, each RSU will give a Participant the right to receive a payment in cash in an amount and on such Settlement Dates as may be determined in accordance with the terms of the Plan and the applicable Grant Agreement.

4.5

Other Terms and Conditions. Subject to the terms of the Plan, the Committee or the Board may determine other terms or conditions of, or take actions relating to, any RSUs, or any grant thereof, including:

(a)	any additional conditions with respect to the settlement of RSUs, in whole or in part, or the payment of cash under the Plan;

(b)	exercising such discretion as may be set out in the Plan or a particular

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Grant Agreement; and

(c)	any other terms and conditions the Committee may, in its discretion, determine,

which other terms or conditions shall be set out in the Grant Agreement.

Except as otherwise provided in Section 10.8, the Committee may, in its discretion, after the Grant Date of a RSU, waive any term or condition in respect of such RSU or determine that it has been satisfied.

4.6

Payment Date. For greater certainty, and notwithstanding any other provision of the Plan or an applicable Grant Agreement, no term or condition imposed under this Plan or a Grant Agreement may have the effect of causing payment of the value of a RSU to a Participant, or his legal representative, to occur after December 31 of the third calendar year following the calendar year in which the Grant Date occurs.

4.7	No Certificates. No certificates shall be issued with respect to RSUs.

5.	ACCOUNTS, DIVIDEND EQUIVALENTS AND REORGANIZATION

5.1

RSU Account. An account, called a “RSU Account”, shall be maintained by the Corporation for each Participant and will be credited with such notional grants of RSUs as may be received by a Participant from time to time pursuant to Sections 4.1 and 5.2. RSUs will be fully vested upon being credited to a RSU Account and the entitlement to future payment for such RSUs in accordance with the Plan shall not thereafter be subject to satisfaction of any requirements as to any minimum period of membership on the Board.

5.2

Dividend Equivalent RSUs. In the event cash dividends are paid by the Corporation on the Shares, additional RSUs shall be credited to the Participant’s RSU Account in accordance with this Section 5.2 (“Dividend Equivalent RSUs”). The number of such Dividend Equivalent RSUs (including fractional RSUs) and the date upon which such Dividend Equivalent RSUs are credited to the Participant’s RSU Account shall be determined by the Corporation in accordance with the applicable Grant Agreement. Except where provided otherwise in a Grant Agreement, Dividend Equivalent RSUs shall be paid to the Participant at the same time as the RSUs to which they relate.

5.3

Adjustments. In the event of any stock dividend, stock split, combination or exchange of shares, capital reorganization, consolidation, spin-off or other distribution (other than normal cash dividends) of Corporation assets to shareholders, or any other similar changes affecting the Shares, proportionate adjustments to reflect such change or changes may be made with respect to the number of RSUs outstanding under the Plan, or securities into which the Shares are changed or are convertible or exchangeable may be substituted for Shares under this Plan, on a basis proportionate to the number of RSUs in the Participant’s RSU Account on some other appropriate basis, all as determined by the Board in its discretion.

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6.	UNFUNDED STATUS OF PLAN

6.1

Unfunded Status of Plan. It is intended that this Plan constitute an “unfunded” plan. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under this Plan to make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of this Plan.

7.	SETTLEMENT OF RSU AWARDS

7.1

Payment on Settlement Date. Subject to Sections 7.2 and 7.3, RSUs shall be payable on the Settlement Date(s) set forth in the applicable Grant Agreement, whereby each Participant shall be entitled to receive in cash a payment equal to the Settlement Date RSU Value in respect of each RSU credited to the Participant’s RSU Account for the applicable Settlement Date (rounded up to the nearest whole number of RSUs) relating to a particular grant under Section 4.1. Except as otherwise provided in Sections 7.2 and 7.3 and 10.8 and/or the applicable Grant Agreement(s), the cash in the amount determined pursuant to this Section 7.1 shall be paid to the Participant or his legal representative, as applicable, as soon as practicable following the applicable Settlement Date(s) set forth in the applicable Grant Agreement(s) and, in any event, prior to the earlier of December 31 of the third calendar year following the calendar year in which the Grant Date occurs and within 30 days after the applicable Settlement Date.

7.2

Termination of Service. In the event of the Participant’s Termination of Service, all RSUs credited to the Participant’s RSU Account as of the Date of Termination shall become payable to the Participant or his legal representative, as applicable, as soon as practicable following the Date of Termination at the Market Value as of the Date of Termination; provided that any Section 409A Amount that is to become payable following the U.S. Participant’s Termination of Service, such U.S. Participant shall be deemed to have experienced a Termination of Service when (and only when) a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) has occurred. For clarity, no additional RSUs (whether pursuant to Section 4.1 or in the form of Dividend Equivalent RSUs) shall be granted to the Participant following the Participant’s Termination of Service.

7.3	Change in Control.

7.3.1

Settlement. In the event of a Change in Control, all RSUs credited to a RSU Account shall, except as otherwise provided in Section 7.3.3 below, become payable upon the occurrence of such Change in Control.

7.3.2

Payment. As soon as practicable, and in any event within 30 days, following a Change in Control, the Participant shall receive in cash a payment equal to the number of RSUs credited to the Participant’s RSU Account at the time of the Change in Control (rounded up to the nearest whole number of RSUs) multiplied by the price at which the Shares are valued for the purpose of the transaction or series of transactions giving rise to the Change in Control, or if there is no such transaction or transactions, the simple average of the closing price per Share on the

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applicable Stock Exchange on each day in the thirty day period ending on the date of the Change in Control.

7.3.3

Payment of Section 409A Amounts. With respect to any Section 409A Amount (i) if the Change in Control constitutes a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as such terms are used in Section 409A of the Code and related regulations (a “409A Change of Control”), such Section 409A Amount shall be paid in accordance with Section 7.3.2, and (ii) if the Change in Control does not constitute a 409A Change of Control, such Section 409A Amount shall in all events be paid during the calendar year in which such amounts would have been paid had there been no Change in Control.

8.	CURRENCY

8.1	Currency. Except where expressly provided otherwise, all references in the Plan to currency refer to lawful Canadian currency.

9.	SHAREHOLDER RIGHTS

9.1

No Rights to Shares. RSUs are not Shares and the grant of RSUs will not entitle a Participant to any shareholder rights, including, without limitation, voting rights, dividend entitlement or rights on liquidation.

10.	ADMINISTRATION

10.1	Committee. Unless otherwise determined by the Board, or as specified in Section 10.6, the Plan shall be administered by the Committee.

10.2

Compliance with Laws and Policies. The Corporation’s issuance of any RSUs and its obligation to make any payments hereunder is subject to compliance with Applicable Law. Each Participant shall acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by participating in the Plan) that the Participant will, at all times, act in strict compliance with Applicable Law and all other laws and any policies of the Corporation applicable to the Participant in connection with the Plan including, without limitation, furnishing to the Corporation all information and undertakings as may be required to permit compliance with Applicable Law. Such laws, regulations, rules and policies shall include, without limitation, those governing “insiders” or “reporting issuers” as those terms are construed for the purposes of applicable securities laws, regulations and rules.

10.3

Delegation. The Committee may also delegate to any director, officer or employee of the Corporation such duties and powers relating to the Plan or in respect of an applicable Grant Agreement as it may see fit.

10.4	Withholdings. Notwithstanding any other provision in this Plan, to ensure that the Corporation will be able to comply with the applicable provisions of any

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federal, provincial, state or local law relating to the withholding of tax or other required deductions, including on the amount, if any, includable in the income of a Participant or the Corporation shall withhold or cause to be withheld from any amount payable to a Participant, either under this Plan, or otherwise, such amount as may be necessary to permit the Corporation to so comply.

10.5

No Additional Rights. Neither designation of a director as a Participant nor the grant of any RSUs to any Participant at any time entitles any person to the grant, or any additional grant, as the case may be, of any RSUs under the Plan.

10.6

Amendment, Termination. The Plan may be amended or terminated at any time by the Board in whole or in part. No amendment of the Plan shall, without the consent of the Participants affected by the amendment, or unless required by Applicable Law, adversely affect the rights accrued to such Participants with respect to RSUs granted prior to the date of the amendment. Notwithstanding any provision in the Plan to the contrary, the Plan may be amended to prevent any adverse tax results under Section 409A of the Code.

10.7	Administration Costs. The Corporation will be responsible for all costs relating to the administration of the Plan.

10.8	Section 409A.

10.8.1

Section 409A Amounts. To the extent applicable to any Section 409A Amount, it is intended that the Plan and any Grant Agreement or other agreement that amends or otherwise affects such Section 409A Amount will comply with Section 409A of the Code and any regulations and guidance issued thereunder, and the Plan and any such Grant Agreement or other agreement shall be interpreted accordingly. The provisions of this Section 10.8 shall apply to any Section 409A Amount notwithstanding anything in the Plan or a Grant Agreement to the contrary. In no event shall a Section 409A Amount be distributed at a time or pursuant to an event that is not specified in Section 409A(a)(2) of the Code.

10.8.2

Specified Employees. If a U.S. Participant is a “specified employee” for purposes of Section 409A of the Code, no payment, distribution or other benefit provided pursuant to a Section 409A Amount that is required to be delayed to comply with Section 409A(a)(2)(B)(i) of the Code shall be provided before the date that is six months after the date of such separation from service (or, if earlier than the end of such six-month period, the date of death of the Participant). Any payment, distribution or other benefit that is delayed pursuant to the prior sentence shall be paid on the first Business Day following the six-month anniversary of the Participant’s separation from service or date of death, as the case may be.

10.8.3

Time of Payment. In no event shall a Participant be entitled to designate the taxable year in which any Section 409A Amount is to be paid. Except with respect to payments following a Change in Control pursuant to Section 7.4.3, cash to be paid in respect of any Section 409A Amount shall in all events be paid within the calendar year in which the applicable

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Settlement Date set forth in the applicable Grant Agreement(s) occurs, which for purposes of Section 409A Amounts shall always be defined as occurring within a single calendar year. Payments with respect to Dividend Equivalent RSUs shall be paid at the same time as the RSU to which such Dividend Equivalent RSU relates.

10.8.4

No Acceleration of Payments. In no event shall a change in a period of grant, a waiver, amendment, or other modification of any terms or conditions of a RSU or any determination by the Committee or the Board, as applicable in each case, that occurs after the Grant Date cause any Section 409A amount to be paid in a calendar year that is different than the calendar year in which payment would have occurred but for such change to the period of grant, waiver, amendment, modification, exercise of discretion, or determination.

10.8.5

Trusts. Notwithstanding Section 6.1 hereof, no funds with respect to any Section 409A Amount shall be set aside in a trust located outside the United States or in any other trust or arrangement described under Section 409A(b)(1) of the Code.

11.	ASSIGNMENT

11.1	Assignment. The assignment or transfer of the RSUs, or any other benefits under this Plan, shall not be permitted other than by operation of law.

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